EXHIBIT 99.1

CONTACT:
John C. Wobensmith
President and Chief Financial Officer
Baltic Trading Limited
(646) 443-8555

BALTIC TRADING LIMITED ANNOUNCES
FOURTH QUARTER FINANCIAL RESULTS

Declares $0.03 per Share Dividend for Q4 2013

New York, New York, February 26, 2014 – Baltic Trading Limited (NYSE:BALT) (“Baltic Trading” or the “Company”) today reported its financial results for the three and twelve months ended December 31, 2013.

The following financial review discusses the results for the three months and years ended December 31, 2013 and December 31, 2012.

Fourth Quarter 2013 and Year-to-Date Highlights

•	Declared a $0.03 per share dividend payable on or about March 17, 2014 to all shareholders of record as of March 10, 2014 based on Q4 2013 results;

•	Recorded net income of $0.6 million, or $0.01 basic and diluted earnings per share for the fourth quarter;

•	Agreed to acquire two Ultramax newbuildings, to be named the Baltic Hornet and the Baltic Wasp, for an aggregate purchase price of $56.0 million, with the option to acquire two additional such vessels;

o	Exercised the option to acquire the two additional Ultramax newbuildings, to be named the Baltic Scorpion and the Baltic Mantis, for an aggregate purchase price of $56.0 million;

•	Completed the acquisition of the Baltic Tiger and the Baltic Lion, two modern Capesize vessels;

•	Executed a $44 million credit agreement with DVB to partially fund the acquisition of the Baltic Tiger and the Baltic Lion on favorable terms; and

•	Raised $58.2 million of gross proceeds in a follow-on equity offering.

Financial Review: 2013 Fourth Quarter

The Company recorded net income for the fourth quarter of 2013 of $0.6 million, or $0.01 basic and diluted earnings per share. Comparatively, for the three months ended December 31, 2012, the Company recorded a net loss of $4.3 million, or $0.19 basic and diluted net loss per share.

EBITDA was $6.3 million for the three months ended December 31, 2013 versus $0.4 million for the three months ended December 31, 2012.

John C. Wobensmith, President and Chief Financial Officer, commented, “During the fourth quarter and full year 2013, Baltic Trading capitalized on an attractive acquisition environment, marking a new period of growth for the Company. By entering into agreements last year to acquire eight drybulk vessels at prices near historic lows, Baltic Trading is poised to more than double the size of its modern fleet on a tonnage basis. With an expanding fleet comprised of modern first-in-class vessels, combined with an improving drybulk market, Baltic Trading is in a strong position to continue to take advantage of the positive demand for the global transportation of core commodities and increase the Company’s long-term earnings and dividend potential.”

The Company’s revenues increased by 104% to $14.5 million for the three months ended December 31, 2013 compared to $7.1 million for the three months ended December 31, 2012.  The rise was primarily due to higher spot market rates achieved by our vessels as well as the increase in the size of our fleet during the fourth quarter of 2013.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $13,507 per day for the three months ended December 31, 2013 as compared to $7,953 for the three months ended December 31, 2012. The increase in TCE was primarily due to higher spot rates achieved by the vessels in our fleet during the fourth quarter of 2013 versus the fourth quarter of 2012 as well as the addition of two Capesize vessels to our fleet towards the end of 2013.  The fourth quarter of 2013 embodied a strong freight rate environment, as an increase in iron ore and coal cargo demand emerged at a time of decelerating fleet growth. Incremental iron ore volumes were made available by the expansion of capacity in Australia and the seasonal rise of iron ore exports out of Brazil driving China’s demand for imported ore to record levels.

Total operating expenses were $12.6 million for the three months ended December 31, 2013 compared to $10.4 million for the three months ended December 31, 2012. Vessel operating expenses increased to $5.3 million for the three months ended December 31, 2013 from $4.3 million for the three months ended December 31, 2012 primarily due to the increase in the size of our fleet. General, administrative and technical management expenses were $1.8 million for the fourth quarter of 2013 compared to $1.2 million for the fourth quarter of 2012, as a result of an increase in the size of our fleet as well as an increase in compensation. Depreciation and amortization expenses increased to $4.4 million for the three months ended December 31, 2013 versus $3.7 million for the three months ended December 31, 2012 due to the increase in the size of our fleet.

Daily vessel operating expenses, or DVOE, decreased to $4,995 per vessel per day for the fourth quarter of 2013 from $5,141 per vessel per day for the same quarter of 2012 due to lower insurance and maintenance related expenses. We note that our fourth quarter and full year 2013 DVOE are below our budget set forth at the beginning of the year. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s expectations, we expect DVOE for 2014 to be $5,400 per vessel per day on a weighted average basis.

Financial Review: Full Year 2013

The Company recorded a net loss of $11.4 million or $0.36 basic and diluted net loss per share for the year ended December 31, 2013, compared to a net loss of $17.3 million or $0.78 basic and diluted net loss per share for the year ended December 31, 2012. Voyage revenues increased to $36.0 million for the year ended December 31, 2013 compared to $27.3 million for the year ended December 31, 2012 due to higher spot market rates achieved by the majority of our vessels and the increase in the size of our fleet. EBITDA was $8.6 million for the year ended December 31, 2013 versus $1.8 million for the year ended December 31, 2012. TCE rates obtained by the Company increased to $9,723 per day for the year ended December 31, 2013 from $7,863 per day for the year ended December 31, 2012 mainly due to higher rates achieved by the Capesize vessels in our fleet during 2013. Total operating expenses were $42.9 million for the year ended December 31, 2013 compared to $40.3 million for the year ended December 31, 2012, and daily vessel operating expenses per vessel were $4,941 versus $5,079 in the comparative periods due to lower insurance and maintenance related expenses, as well as timing of purchases of stores and spare parts.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the years ended December 31, 2013 and 2012 was $2.6 million and $0.4 million, respectively. The $2.2 million change in cash provided by operating activities was a result of a lower recorded net loss in the amount of $11.4 million for the year ended December 31, 2013 compared to a net loss of $17.3 million for the year ended December 31, 2012.  This was partially offset by an increase of receivables in the amount of $4.2 million for the year ended December 31, 2013 when compared to the year ended December 31, 2012 mainly due to the timing of payments from charterers and the higher rates achieved by our fleet towards the end of the quarter ended December 31, 2013.

Net cash used in investing activities for the year ended December 31, 2013 was $147.2 million and primarily related to the purchase of two Handysize and two Capesize vessels.  For the year ended December 31, 2012, net cash used in investing activities was $5,000 for the purchase of fixed assets.

Net cash provided by financing activities for the year ended December 31, 2013 was $199.5 million as compared to net cash used in financing activities of $5.4 million for the year ended December 31, 2012. The increase in net cash provided by financing activities was primarily a result of $136.3 million of net proceeds from our follow-on offerings in May, September and November 2013, $44.0 million of proceeds from our $44 Million Term Loan Facility, $22.0 million of proceeds from our $22 Million Term Loan Facility as well as a $1.0 million draw down under our 2010 Credit Facility, slightly offset by a $0.4 million repayment of debt under our $22 Million Term Loan Facility and $1.5 million for payments of deferred financing costs. Cash dividends paid during 2013 were $1.9 million compared to $5.4 million paid during 2012.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Currently, our fleet consists of four Capesize, four Supramax, and five Handysize vessels with an aggregate capacity of approximately 1,095,000 dwt. After the expected delivery of the four Ultramax newbuildings that Baltic Trading has agreed to acquire, we will own 17 drybulk vessels, consisting of four Capesize, four Ultramax, four Supramax and five Handysize vessels with a total carrying capacity of approximately 1,351,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet.  None of our vessels were drydocked in the fourth quarter of 2013. We currently expect three of our vessels to be drydocked in the first quarter of 2014.  We further anticipate that three of our vessels will be drydocked during the remainder of the year.

In our continuous effort to provide superior service to customers and enhance our long-term commercial prospects, we have initiated a fuel efficiency upgrade program for certain of our vessels. We believe this program will generate considerable fuel savings going forward and increase the future earnings potential for these vessels. The cost of the upgrades, which will be performed under the planned drydocking schedule, is expected to be approximately $250,000 per vessel and is included in our estimated drydocking costs below. The upgrades have been successfully installed on two of our vessels, the Baltic Cougar and Baltic Panther, which completed their planned drydocking during the first quarter of 2014.

We estimate our drydocking costs for our fleet through 2014 to be:

	Q1 2014	Q2-Q4 2014
Estimated Costs (1)	$2.9 million	$2.7 million
Estimated Offhire Days (2)	60	60

(1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.

(2) Assumes 20 days per drydocking per vessel.  Actual length will vary based on the condition of the vessel, yard schedules and other factors.

Summary Consolidated Financial and Other Data

The following table summarizes Baltic Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended		Twelve Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues	$14,505	$7,116	$35,973	$27,304

Operating expenses:
Voyage expenses	175	456	1,151	1,142
Voyage expenses to parent	188	86	461	346
Vessel operating expenses	5,257	4,257	17,590	16,730
General, administrative and technical management fees	1,826	1,244	5,445	4,768
Management fees to parent	790	622	2,671	2,471
Depreciation	4,393	3,724	15,564	14,814
Total operating expenses	12,629	10,389	42,882	40,271

Operating income (loss)	1,876	(3,273)	(6,909)	(12,967)

Other (expense) income:
Other expense	(8)	(6)	(17)	(28)
Interest income	15	1	23	5
Interest expense	(1,284)	(1,051)	(4,455)	(4,252)
Other expense, net	(1,277)	(1,056)	(4,449)	(4,275)

Income (loss) before income taxes	599	(4,329)	(11,358)	(17,242)
Income tax expense	(12)	(2)	(34)	(28)

Net income (loss)	$587	$(4,331)	$(11,392)	$(17,270)

Net earnings (loss) per share - basic	$0.01	$(0.19)	$(0.36)	$(0.78)

Net earnings (loss) per share - diluted	$0.01	$(0.19)	$(0.36)	$(0.78)

Shares used in per share calculation - basic	49,355,688	22,310,159	31,720,714	22,261,846

Shares used in per share calculation - diluted	49,711,011	22,310,159	31,720,714	22,261,846

	December 31, 2013	December 31, 2012
BALANCE SHEET DATA:	(unaudited)
Cash	$58,193	$3,280
Current assets	66,690	7,117
Total assets	557,367	364,370
Current liabilities	8,639	2,458
Total long-term debt (including current portion)	167,875	101,250
Shareholders' equity	385,103	260,662

	Twelve Months Ended
	December 31, 2013	December 31, 2012
	(unaudited)

Net cash provided by operating activities	$2,603	$433
Net cash used in investing activities	(147,212)	(5)
Net cash provided by (used in) financing activities	199,522	(5,448)

	Three Months Ended		Twelve Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	13	9	13	9
Average number of vessels (1)	11.4	9.0	9.8	9.0
Total ownership days for fleet (2)	1,053	828	3,560	3,294
Total available days for fleet (3)	1,047	827	3,534	3,283
Total operating days for fleet (4)	1,031	824	3,506	3,260
Fleet utilization (5)	98.5%	99.7%	99.2%	99.3%

AVERAGE DAILY RESULTS:
Time charter equivalent (6)	$13,507	$7,953	$9,723	$7,863
Daily vessel operating expenses per vessel (7)	4,995	5,141	4,941	5,079

	Three Months Ended		Twelve Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net income (loss)	$587	$(4,331)	$(11,392)	$(17,270)
+ Net interest expense	1,269	1,050	4,432	4,247
+ Depreciation	4,393	3,724	15,564	14,814
+ Income tax expense	12	2	34	28
EBITDA(8)	$6,261	$445	$8,638	$1,819

(1) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(2) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(3) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels between time charters. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(4) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(5) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(6) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses (including voyage expenses to Parent)) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts.
(7) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.
(8)  EBITDA represents net income (loss) plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

Baltic Trading Limited’s Fleet

Baltic Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Baltic Trading Limited’s current fleet consists of four Capesize, four Supramax, and five Handysize vessels with an aggregate capacity of approximately 1,095,000 dwt. After the expected delivery of the four Ultramax newbuildings that Baltic Trading has agreed to acquire, we will own 17 drybulk vessels, consisting of four Capesize, four Ultramax, four Supramax and five Handysize vessels with a total carrying capacity of approximately 1,351,000 dwt.

Our current fleet contains five groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of February 26, 2014, the average age of our current fleet was 3.9 years, as compared to the average age for the world fleet of approximately nine years for the drybulk shipping segments in which we compete.

The following table reflects the current employment of Baltic Trading’s fleet:

Vessel	Year Built	Charterer	Charter Expiration(1)	Employment Structure	Expected Delivery(2)

Capesize Vessels
Baltic Bear	2010	Swissmarine Services S.A.	February 2015	101.5% of BCI (3)
Baltic Wolf	2010	Cargill International S.A.	July 2014	100% of BCI (4)
Baltic Tiger	2011	Swissmarine Services S.A	October 2014	102.75% of BCI (5)
Baltic Lion	2012	Cargill International S.A.	November 2014	102.75% of BCI (6)

Ultramax Vessels
Baltic Hornet	2014	TBD	TBD	TBD	Q3 2014
Baltic Wasp	2014	TBD	TBD	TBD	Q4 2014
Baltic Scorpion	2015	TBD	TBD	TBD	Q2 2015
Baltic Mantis	2015	TBD	TBD	TBD	Q3 2015

Supramax Vessels
Baltic Leopard	2009	Resource Marine PTE Ltd. (part of the Macquarie group of companies)	March 2014	95% of BSI (7)
Baltic Panther	2009	Bulkhandling Handymax A/S	May 2014	Spot Pool (8)
Baltic Jaguar	2009	Resource Marine PTE Ltd. (part of the Macquarie group of companies)	April 2014	95% of BSI (9)
Baltic Cougar	2009	Bulkhandling Handymax A/S	May 2014	Spot Pool (8)

Handysize Vessels
Baltic Wind	2009	Pioneer Navigation Ltd.	February 2014	$8,785 (10)
Baltic Cove	2010	Trammo Bulk Carriers	January 2015	106% of BHSI (11)
Baltic Breeze	2010	Cargill International S.A.	July 2014	115% of BHSI (12)
Baltic Fox	2010	Clipper Logger Pool	September 2015	Spot Pool (13)
Baltic Hare	2009	Clipper Logger Pool	September 2015	Spot Pool (13)

(1)	The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course. Under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.
(2)	The dates for the vessels being delivered in the future are estimates based on guidance received from the sellers.
(3)	We have agreed to an extension with Swissmarine Services S.A. on a spot market-related time charter based on 101.5% of the average of the daily rates of the Baltic Capesize Index (BCI), published by the Baltic Exchange, as reflected in daily reports. Hire is paid in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited (“Genco”). The minimum and maximum expiration dates of the time charter are February 1, 2015 and April 15, 2015, respectively.
(4)	We have reached an agreement with Cargill International S.A. on a spot market-related time charter based on 100% of the average of the daily rates of the BCI, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 5.00% brokerage commission, which includes the 1.25% commission payable to Genco. The duration of the spot market-related time charter is 21.5 to 26.5 months.
(5)	We have reached an agreement with Swissmarine Services S.A. on a spot market-related time charter for 10.5 to 13.5 months based on 102.75% of the average of the daily rates of the BCI, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco. The vessel delivered to charterers on November 29, 2013.
(6)	We have reached an agreement with Cargill International S.A. on a spot market-related time charter for 10.5 to 13.5 months based on 102.75% of the average of the daily rates of the BCI, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco. The vessel delivered to charterers on December 29, 2013.
(7)	We have reached an agreement with Resource Marine PTE Ltd. on a spot market-related time charter for a minimum of 18.5 months to a maximum end date of May 30, 2014 based on 95% of the average of the daily rates of the Baltic Supramax Index (BSI), published by the Baltic Exchange, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco.
(8)	We have reached an agreement to enter these vessels into the Bulkhandling Handymax A/S Pool, a vessel pool trading in the spot market of which Torvald Klaveness acts as the pool manager. The vessels have to remain in the pool for a minimum of six months, after which Baltic Trading can withdraw a vessel with three months’ notice.
(9)	We have reached an agreement with Resource Marine PTE Ltd. on a spot market-related time charter for a minimum of 20.5 months to a maximum end date of July 11, 2014 based on 95% of the average of the daily rates of the BSI, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco.
(10)	We have reached an agreement with Pioneer Navigation Ltd. on a short term spot market-related time charter for 3.5 to 5.5 months in order to position the vessel for its upcoming drydocking. Hire is paid in arrears net of a 6.25% brokerage commission which includes the 1.25% commission payable to Genco.
(11)	We have reached an agreement with Trammo Bulk Carriers on a spot market-related time charter for 10.5 months to a maximum expiration date of April 1, 2015 based on 106% of the average of the daily rates of the Baltic Handysize Index (BHSI), published by the Baltic Exchange, as reflected in daily reports except for the initial 58 days in which the hire rate is based on the average of the Baltic Handysize HS5 and HS6 routes. Hire is paid every 15 days in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco. The vessel delivered to charterers on February 15, 2014.
(12)	The rate for the spot market-related time charter is based on 115% of the average of the daily rates of the BHSI, as reflected in daily reports. Hire is paid every 15 days in advance net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco.
(13)	We have reached an agreement to enter these vessels into the Clipper Logger Pool, a vessel pool trading in the spot market of which Clipper Group acts as the pool manager. The vessels will remain in the pool for a minimum period of two years.

Dividend Announcement and Policy

The Company's Board of Directors declared a dividend for the fourth quarter of 2013 of $0.03 per share payable on or about March 17, 2014 to all shareholders of record as of March 10, 2014.  Our dividend policy is to pay a variable quarterly dividend equal to our Cash Available for Distribution, during the previous quarter, subject to any reserves our board of directors may from time to time determine are required. The application of the formula in our policy would have resulted in a lesser dividend for the fourth quarter of 2013.  However, our Board of Directors nonetheless determined to declare a $0.03 per share dividend after taking into account our cash flow and our liquidity and capital resources. Dividends will be paid equally on a per-share basis between our common stock and our Class B stock. Cash Available for Distribution represents our net income less cash expenditures for capital items related to our fleet, such as drydocking or special surveys, other than vessel acquisitions and related expenses, plus non-cash compensation. For purposes of calculating Cash Available for Distribution, we may disregard non-cash adjustments to our net income, such as those that would result from acquiring a vessel subject to a charter that was above or below market rates. We intend to pay dividends on a quarterly basis.

The declaration and payment of any dividend will be subject to the discretion of our board of directors. The timing and amount of dividend payments will depend on our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors.

About Baltic Trading Limited

Baltic Trading Limited is a drybulk company focused on the spot charter market. Baltic Trading transports iron ore, coal, grain, steel products and other drybulk cargoes along global shipping routes. Baltic Trading Limited’s current fleet consists of four Capesize, four Supramax, and five Handysize vessels with an aggregate capacity of approximately 1,095,000 dwt. After the expected delivery of the four Ultramax newbuildings that Baltic Trading has agreed to acquire, we will own 17 drybulk vessels, consisting of four Capesize, four Ultramax, four Supramax and five Handysize vessels with a total carrying capacity of approximately 1,351,000 dwt.

Conference Call Announcement

Baltic Trading Limited announced that it will hold a conference call on Thursday, February 27, 2014 at 10:00 a.m. Eastern Time, to discuss its 2013 fourth quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.BalticTrading.com. To access the conference call, dial (888) 503-8175 or (719) 325-2429 and enter passcode 9027298.  A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 9027298. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.BalticTrading.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,”

“plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines in demand or rates in the drybulk shipping industry; (ii) prolonged weakness in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xii) the Company’s acquisition or disposition of vessels; (xiii) our ability to leverage Genco’s relationships in the shipping industry; (xiv) the completion of definitive documentation with respect to charters; (xv) charterers’ compliance with the terms of their charters in the current market environment; (xvi) the fulfillment of the closing conditions under, or the execution of additional documentation for, the Company’s agreements to acquire vessels; (xvii) obtaining, completion of definitive documentation for, and funding of financing for the vessel acquisitions on acceptable terms; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and its reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise.